UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2007

SATELLITE SECURITY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-28739	91-1903590
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 880263, San Diego, California	92168-0263
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (619) 977-1515

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As Satellite Security Corporation ("we," "our," "us," or the "Company") has previously reported in its filings with the Securities and Exchange Commission ("SEC"), we entered into a financing transaction on July 13, 2006, pursuant to which we sold to accredited investors (collectively, the "Noteholders") an aggregate of $3.3 million in secured convertible notes (collectively, the “Notes”).  The sale of the Notes was evidenced by the terms of: (i) subscription agreements entered into between us and each of the Noteholders; (ii) the Notes; (iii) a security agreement; (iv) a guaranty executed by our subsidiary, Satellite Security Systems, Inc., a California corporation ("S3"); (v) a collateral agent agreement, (vi) a funds escrow agreement, (vii) Class A common stock purchase warrants, and (viii) Class B common stock purchase warrants (collectively, the "Loan Documents").  Our obligations under the Loan Documents, including our repayment obligations under the Notes, are secured by a lien on substantially all of our assets, including our ownership interest in S3 and our minority interest in Orbtech Holdings Limited ("Orbtech").

Also as previously reported in our SEC filings, on December 4, 2006, our then-chief executive officer resigned from such position and from our board of directors.  On December 31, 2006, we failed to make an interest payment in the amount of $83,178 due under the Notes.  Each of those events was a triggering event giving the Noteholders the right to declare an event of default and to accelerate all payment obligations due under the Notes.

In our Current Report on Form 8-K filed on February 1, 2007, we stated that our cash on hand was sufficient to support our operations only for the next 30 days, and that we were evaluating all options for reductions in operating expenses and securing additional capital.

Also as previously reported in our SEC filings, on February 23, 2007, we entered into an agreement with Mr. Allen Harington pursuant to which we agreed to sell to Mr. Harrington all 65,041,831 shares of capital stock of Orbtech that we own (the “Orbtech Shares”) in exchange for ten million South African Rand (approximately $1.3 million based on conversion rates at the time we entered into the agreement) (the "Orbtech Agreement"). The consummation of the sale and purchase of such shares was to occur by June 23, 2007, but has not occurred to date.  Because our interest in the Orbtech Shares secures our obligations under the Loan Documents, the Noteholders have an interest in any proceeds we receive from this transaction.

Also as previously reported in our SEC filings, on March 7, 2007, our operating subsidiary, S3, which was our sole source of revenue, lacked sufficient working capital to continue to fund its operations in the ordinary course of business, and all of its employees were released.

As a result of the foregoing, we effectively ceased operations.  We currently do not have, and since March 7, 2007, we have not had, any ongoing business operations or any revenue sources.  We have evaluated options for the sale or other disposition of our assets, and we also evaluated options for obtaining additional financing or acquiring or merging with another operating company.  As of June 1, 2007, there was at least $3.5 million due and owing under the Loan Documents.

The Noteholders informed us that they intended to exercise their remedies under, among other sources of authority, the California Uniform Commercial Code (the "UCC") and Section 9620 thereof, pursuant to which they may accept collateral in satisfaction of the obligations secured by such collateral.  More particularly, the Noteholders and/or the collateral agent on their behalf, informed us of their desire to accept some of the collateral securing our obligations to the Noteholders in partial satisfaction of the obligations under the Notes pursuant to UCC § 9620(a), subject to obtaining our consent and the consent of S3 as required by UCC § 9620(c)(i).

Given our unsuccessful attempts to obtain additional financing or to find a strategic transaction that would permit us to begin operations, we and S3 agreed to consent to the Noteholders exercise of their remedies under UCC § 9620 and the foreclosure upon substantially all of our assets, including the shares of stock we hold in our subsidiaries.  In exchange for our consent, the Noteholders agreed to waive all defaults under the Loan Documents and convert the Notes into approximately 90% of our outstanding common stock.  Accordingly, we entered into an agreement (the "Agreement") dated as of June 29, 2007, with S3, Mr. Zirk Engelbrecht, our sole director and chief executive officer and the Noteholders.  To effect the conversion into common stock, the Agreement is conditioned upon the approval of our stockholders of a 1 for 500 reverse stock split.  We intend to file a proxy statement soliciting the written consent of our stockholders to the reverse stock split.  After giving effect to the reverse stock split and the transactions contemplated under the Agreement, the Noteholders would hold 2,000,000 shares of our common stock, 1,000,000 of which will be transferred to Mr. Engelbrecht in exchange for certain commitments from Mr. Engelbrecht described below, and our other existing stockholders would hold approximately 220,000 shares of our outstanding common stock.  We would then look to merge with another operating company.  The reverse stock split is not intended to be a going private transaction.

The following summary and description of the Agreement contained herein is qualified in its entirety by reference to Agreement, which is filed as an exhibit to this report and incorporated herein by reference.

Agreements Related to the Loan Documents.

In consideration of the covenants of the Noteholders and Mr. Engelbrecht under the Agreement, on the business day following the date that the parties have performed all of their obligations under the Agreement or the waiver of such obligations (the "Acceptance"), we and S3 each agreed to consent to the acceptance by the Noteholders, or their designee, of our right, title and interest in the following assets (collectively, the "Assets"), in satisfaction of our and S3's obligations under the Loan Documents to the Noteholders: (i) 1,000 shares of common stock of S3, representing 100% of the issued and outstanding capital stock of S3, that we owned (the "S3 Shares"); (ii) the Orbtech Shares, which represent approximately 35% of the issued and outstanding capital stock of Orbtech; (iii) any payments, proceeds or other consideration we receive from the sale of the Orbtech Shares pursuant to the Orbtech Agreement; and (iv) our rights under the Orbtech Agreement.

In exchange for our consent and effective upon the Acceptance, the Noteholders agreed: (i) to convert all outstanding amounts due and all obligations under the Notes and Loan Documents into an aggregate of 2,000,000 shares of our common stock (calculated on a post split basis after taking into account the reverse split contemplated by the Agreement) (the “SSCY Shares”); (ii) to waive all breaches, defaults and/or events of default under the Loan Documents, and all penalties, accrued and unpaid interest, charges, fees and costs, through the Acceptance; (iii) to waive certain rights granted to them under the Loan Documents, including registration rights and standstill agreements; (iv) to cancel all outstanding Class A common stock purchase warrants and Class B common stock purchase warrants issued to the Noteholders under the Loan Documents; and (v) to assume all of our obligations under the Orbtech Agreement.

Our stockholder's approval of the 500 to 1 reverse stock split of our common stock is a condition to Acceptance.

Agreements Related to SEC and Corporate Matters.

In connection with the execution of the Agreement, we agreed: (i) to file a request to withdraw a registration statement (file no. 333-136948) that we filed on October 5, 2006 related to the resale by the selling stockholders identified therein of up to 112,178,568 shares of our common stock, (ii) to prepare a proxy statement or written consent solicitation seeking approval of an amendment to our articles of incorporation to affect a 500 for 1 reverse stock split, and (iii) to file all reports and other documents required under the Securities Exchange Act of 1934 (the "ExchangeAct") as may be necessary to permit the Noteholders to sell shares of our common stock under Rule 144 of the Securities Act of 1933 (the "Securities Act") until the earlier of the consummation of a merger of an operating entity into us or a similar transaction or March 31, 2009.

Mr. Engelbrecht, our sole director and chief executive officer, agreed to approve an amendment to our articles of incorporation to affect a 500 for 1 reverse stock split of our outstanding common stock and to recommend that our stockholders approve the reverse stock split.

Additional Covenants.

Effective upon the Acceptance, Mr. Engelbrecht personally, in his own capacity, agreed to assume the following: (i) all claims, liabilities or obligations for accrued and unpaid wages of our or S3's employees existing on or as of the Acceptance Date; (ii) all fees and expenses of our independent auditors in connection with the completion of its audit for the year ended December 31, 2006 existing on or as of the Acceptance Date, and all such fees and expenses incurred after the Acceptance Date in connection with the completion of such audit; (iii) all fees and expenses of our legal counsel existing on or as of the Acceptance Date, and all attorneys' fees and expenses we incur after the Acceptance Date through the effectuation of the merger or similar transaction, if any, including without limitation, all fees and expenses relating to the Agreement and the corporate and SEC related actions to be taken under Agreement's terms; (iv) all legal, accounting, printing or other fees and expenses we incur after the Acceptance Date though the consummation of the merger or similar transaction necessary or advisable to maintain our status as a current reporting company under the Exchange Act; and (v) all claims, settlement costs, legal, or other fees and expenses from and after the date of the Agreement arising out of certain legal proceedings in which we are involved.

In exchange for Mr. Engelbrecht's assumption of such liabilities and his covenants under the Agreement, the Noteholders agreed to: (i) pay $30,000 of our legal fees; (ii) transfer 50% of the shares of our common stock issuable to them at the Acceptance to Mr. Engelbrecht, and (iii) transfer up to $120,000 of the proceeds from the sale of the Orbtech Shares to Mr. Engelbrecht.

After the Acceptance, Mr. Engelbrecht also agreed to use reasonable efforts, in his capacity as our chief executive officer, to solicit and negotiate with potential merger candidates to merge an operating entity into us or a similar transaction.  The parties also agreed that any payments, share issuances, cash or non-cash compensation or other benefits paid to or received by Mr. Engelbrecht or any of his affiliates or designees in connection with such merger or similar transaction will be allocated 60% to Mr. Engelbrecht or his affiliates or designees, on the one hand, and 40% to the Noteholders on the other hand, other than (i) reasonable and customary compensation received by Mr. Engelbrecht in exchange for services, or (ii) consideration received by Mr. Engelbrecht that is distributed to all of our stockholders based on their pro rata share of stock ownership.

General Release.

Effective upon the Acceptance, we, S3 and Mr. Engelbrecht, each agreed to release each of the Noteholders with respect to any claims which arose, occurred or existed at any time prior to or on the Acceptance Date.  The Noteholders gave us and Mr. Engelbrecht a reciprocal release.

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 1.02.

Under the terms of the Agreement, upon Acceptance, certain of our obligations under the Loan Documents, including our obligation to pay the principal, plus all accrued interest, will terminate.  The amounts owed under the Notes have been carried on our balance sheet and are disclosed in our annual and quarterly reports filed with the SEC that have been filed since the date we entered into the Loan Documents.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

No.	Description
10.1
Agreement entered into as of June 29, 2007, by and among Satellite Security Corporation, a Nevada corporation, Satellite Security Systems, Inc., a California corporation, Zirk Engelbrecht, an individual, the holders of secured convertible notes identified on the signature pages hereto.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

SATELLITE SECURITY CORPORATION
Registrant

July 2, 2007	By:	/s/ ZIRK ENGELBRECHT
Zirk Engelbrecht, Chief Executive Officer
As Principal Executive Officer
and on behalf of Registrant